Exhibit 99.1

MEDIA RELEASE

October 3, 2005

ADVANCED POWER TECHNOLOGY EXPECTS REVENUES AND PROFITABILITY FOR THIRD QUARTER 2005 TO CLOSE ABOVE THE HIGH END OF ITS GUIDANCE AND ANTICIPATES CONTINUED MOMENTUM IN THE FOURTH QUARTER OF 2005

Bend, Oregon - Advanced Power Technology, Inc. (NASDAQ:  APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, announced today that it expects revenues for the third quarter ending September 30, 2005 to be above the upper end of the $15.5 to $16.5 million range previously given, at approximately $16.8 million, a quarterly sequential increase of approximately 10.5 percent over the $15.2 million in revenues for the second quarter of 2005.

The Company stated that with the improved revenue outlook for the third quarter of 2005 it anticipates that GAAP net earnings per diluted share for the third quarter of 2005  will be a couple of cents above the high end of the previously given range of $0.00 to $0.02. It also expects that non-GAAP net earnings, excluding non-cash purchase accounting charges related to acquisitions and restructuring charges, will be a couple of cents above the high end of the previously given range of $0.03 to $0.05.

The Company also stated that at the end of the third quarter 2005 the portion of its backlog shippable in the fourth quarter based upon customer request date was approximately $14.9 million dollars. This compares to $13.3 million dollars of backlog at the end of the second quarter of 2005 which was shippable in the third quarter. As a result of this increase in short term backlog, the Company expects that its revenues for the fourth quarter of 2005 will be in the range of $17.3 to $17.8 million, a sequential increase of approximately 3 to 6 percent over anticipated third quarter 2005 revenues. The Company will provide earnings guidance for the fourth quarter of 2005 in its earnings release announcement scheduled for October 20, 2005.

Patrick Sireta, Chief Executive Officer, commented, “I am pleased that strong short-term demand from our customers and solid operational execution is expected to result in greater than anticipated third quarter 2005 revenues and profitability. The demand strength has been broad based across both our switching and RF product lines. We anticipate that our revenues and profitability will continue to increase sequentially in the fourth quarter of 2005,” concluded Mr. Sireta.

About Advanced Power Technology

APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. APT is headquartered in Bend, Oregon and has operations and offices in North America, France, and China. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including the metrics discussed above, are subject to a number of uncertainties and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the ability of the Company to integrate newly-acquired operations efficiently and to commercialize newly-acquired technology;  and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 8, 2005.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028  Fax:  (541) 389-1241